Exhibit 99.1
NANOPHASE ANNOUNCES RECORD FIRST QUARTER REVENUE
Revenues Increase 45% Year-Over-Year; Largest Revenue Quarter in Company History
Romeoville, IL, April 11, 2007 — Nanophase Technologies (Nasdaq: NANX), a technology leader in nanomaterials and advanced nanoengineered products, announced that first quarter 2007 revenue was approximately $2.9 million (unaudited), representing 45% year-over-year growth compared with first quarter 2006. This is the highest quarterly revenue in the company’s history, and the company’s ninth consecutive quarter of record annual quarter-over-quarter revenues.
“Nanophase started the new year with a solid pipeline of demand, enabling us to continue the revenue growth experienced during 2006,” stated Joseph Cross, Nanophase’s president and CEO. “This quarter’s revenue is a new benchmark for the company, exceeding our best quarter in 2006 by about 25%. We continue to ramp up production and have the capacity to absorb higher production levels depending on product mix. We anticipate growth in architectural and industrial coatings during 2007 and are optimistic about the growth potential for several of our product lines. We also believe that the momentum in our revenue underscores the effectiveness of our business model.”
During the quarter, Nanophase received an additional United States patent, covering nanostructured polymeric compositions with enhanced optical properties, for use in its industrial coatings business through the Company’s partnership with BYK Chemie, one of the world’s leading suppliers of additives for coatings, printing inks and plastics. Substantially transparent, abrasion and wear-resistant nanoparticle coatings have numerous potential applications in many commercial markets. BYK Chemie and Nanophase continue working to develop new products based on this patented technology for multiple applications in a variety of markets.
Nanophase noted that it was releasing revenue prior to its normal earnings release schedule to accommodate the Company’s planned discussions during the NanoBusiness Alliance Investor Forum scheduled for April 15-17, 2007.
Nanophase Technologies Corporation (NANX), www.nanophase.com, is a leader in nanomaterials technologies and provides nanoengineered solutions for multiple industrial product applications. Using a platform of patented and proprietary integrated nanomaterial technologies, the Company creates products with unique performance attributes from two ISO 9001:2000 and ISO 14001 facilities. Nanophase delivers commercial quantity and quality nanoparticles, coated nanoparticles, and nanoparticle dispersions in a variety of media. The Company owns or licenses 18 United States and 48 foreign patents and patent applications. Information about Nanophase may be found in the Company’s public filings or on its website.
This press release contains words such as “expects”, ”shall”, “will” , “believes” and similar expressions that are intended to identify forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements in this announcement are made based on the Company’s current beliefs, known events and circumstances at the time of publication, and as such, are subject in the future to unforeseen risks and uncertainties that could cause the Company’s results of operations, performance and achievements to differ materially from current expectations expressed in, or implied by, these forward-looking statements. These risk and uncertainties include the following: a decision by a customer to cancel a purchase order or supply agreement in light of the Company’s dependence on a limited number of key customers; uncertain demand for, and acceptance of, the Company’s nanocrystalline materials; the Company’s manufacturing capacity and product mix flexibility in light of customer demand; the Company’s limited marketing experience; changes in development and distribution relationships; the impact of competitive products and technologies; the Company’s dependence on patents and protection of proprietary information; the resolution of litigation in which the Company may become involved; and other risks described in the Company’s Form 10K filed March 14, 2007, and other filings with the Securities and Exchange Commission. In addition, the Company’s forward-looking statements could be affected by general industry and market conditions and growth rates. Except as required by federal securities laws, the Company undertakes no obligation to update or revise these forward-looking statements to reflect new events, uncertainties or other contingencies.